As filed with the Securities and Exchange Commission on May 10, 2005

Registration No. 333-110337

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DayStar Technologies, Inc.

(Name of small business issuer in its charter)

Delaware	3674	84-1390053
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Address and telephone number of principal executive offices and principal place of business)

Dr. John R. Tuttle

President and Chief Executive Officer

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Name, address and telephone number of agent for service)

Copies to:

Thomas P. Palmer, Esq.

Sherrill A. Corbett, Esq.

Tonkon Torp LLP

888 S.W. Fifth Avenue, Suite 1600

Portland, Oregon 97204

(503) 221-1440

Approximate date of proposed sale to the public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

In connection with its initial public offering, DayStar Technologies, Inc., a Delaware corporation (“DayStar”), filed a Registration Statement on Form SB-2 (Registration No. 333-110337) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on November 7, 2003 registering (a) 2,415,000 Units (the “Units”), each Unit consisting of one share of common stock, par value $0.01 per share, one redeemable Class A warrant and two nonredeemable Class B warrants, each warrant to purchase one share of common stock, and (b) 210,000 Representative’s Warrants, each to purchase one Unit. The Commission declared the Registration Statement effective on February 5, 2004.

In accordance with the undertaking contained in Part II, Item 28 of the Registration Statement and pursuant to Item 512(a)(3) of Regulation S-B, DayStar files this post-effective amendment to remove from registration under the Registration Statement all of the securities which remain unsold under the Registration Statement as of the date hereof. DayStar is deregistering the unsold securities under the Registration Statement because it has registered such securities by means of a separate Registration Statement on Form S-3 (Registration No. 333-123497).

Accordingly, DayStar files this Post-Effective Amendment No. 1 to the Registration Statement to deregister (a) 6,355,500 shares of its common stock underlying the Class A warrants and Class B warrants issued in its initial public offering as a component of the Units sold by it in the offering; (b) 296,500 shares of its common stock, 296,500 Class A warrants and 593,000 Class B warrants underlying the Units which comprise that portion of the overallotment option not exercised by the underwriters in connection with DayStar’s initial public offering; (c) 889,500 shares of its common stock underlying the Class A warrants and Class B warrants underlying the Units which comprise the unexercised portion of the overallotment option; (d) 210,000 shares of its common stock, 210,000 Class A warrants and 420,000 Class B warrants underlying the Representative’s Warrants issued by it in connection with its initial public offering, and (e) 630,000 shares of its common stock underlying the Class A warrants and Class B warrants underlying the Representative’s Warrants.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form SB-2 (Registration No. 333-110337) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halfmoon, State of New York, on May 9, 2005.

DayStar Technologies, Inc.

By	/s/ John R. Tuttle
John R. Tuttle
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John R. Tuttle John R. Tuttle	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 9, 2005

/s/ Stephen A. Aanderud Stephen A. Aanderud	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2005

/s/ Robert G. Aldrich Robert G. Aldrich	Director	May 9, 2005

/s/ Randolph A. Graves, Jr. Randolph A. Graves, Jr.	Director	May 9, 2005

/s/ Kelly A. Lovell Kelly A. Lovell	Director	May 9, 2005

/s/ Scott M. Schecter Scott M. Schecter	Director	May 9, 2005

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